EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated May 6, 2011 (the "Agreement"), by and between ROBERT BROUILLETTE, an individual residing at 600 de la Savoyane, Verdun Quebec, Canada H3E 1Y7 ("Brouillettc"), and KURRANT MOBILE CATERING, INC., a Colorado corporation ("KRMC") having a place of business at 279 Sherbrooke Street West, Suite#305, Montreal, Quebec H2X 1Y2 CANADA.

RECITALS

A.
Brouillette is the sole owner of 100 categorie A common shares of Transit Publishing Inc., a Canadian corporation ("Transit"), being 50% of all of the issued and outstanding shares of Transit, which is in the business of publishing books (the "Brouillette Shares").

B.	KRMC is a Colorado corporation also engaged in the business of publishing books is the sole owner of the remaining 50% of all of the issued and outstanding shares of Transit.

C.	Pursuant to this Agreement, KRMC intends to purchase from Brouillette all of the Brouillette Shares and thus own 100% of the issued and outstanding shares of Transit.

D.	KRMC intends to purchase the Brouillette Shares from Brouillette in exchange for the immediate issuance to Brouillette of 10,000,000 shares of common stock ("Common Stock") of KRMC;

E.	The shares of Common Stock of KRMC issued to Brouillette pursuant to this Agreement are "restricted securities" as defined in Rule 144.

AGREEMENT

In consideration for the promises, conditions and warranties contained herein, the parties hereto represent, warrant, covenant and agree as follows:

1)	Purchase and sale of the Brouillette Shares. Brouillette hereby transfers, sells, assigns, and conveys to KRMC all of the Brouillette Shares.

2)
Payment in Common Stock. The purchase price for the Brouillette Shares will be paid by' KRMC by issuing to Brouillette 10,000,000 shares of common stock ("Common Stock") of KRMC. The shares of Common Stock issued to Brouillette pursuant to this Agreement are "restricted securities" as defined in Rule 144 and will be issued to Brouillette with the appropriate restrictive legend.

3)
Release of Shares. The shares of Common Stock will be released and delivered to Brouillette by the transfer agent immediately, without delay: (A) upon receipt from Brouillette of; (i) the original share certificate A-01 representing all the Brouillette Shares duly endorsed by Brouillette; and (ii) an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock issued to Brouillette pursuant to the Agreement are "restricted securities" as defined in Rule 144 and should be issued to Brouillette with the appropriate legend; and (B) the number of shares to be issued is less than 4.99% of the total issued common stock of KRMC.

4)
Closing. The Closing will occur on the date this Agreement is executed by both parties and the conditions specified in the preceding paragraph are met, however, subject to the terms and conditions contained in this Agreement, the Closing shall be effective as of May 9th, 2011 (the "Effective Date").

5)
Representations and Warranties of Brotiillette. Brouillette represents and warrants to KRMC that the following statements are true and correct as of the date of the Effective date and as of the date of Closing:

a)
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of the terms, conditions or provisions of any other agreements to which Brouillette is a party.

b)	Ownership. Brouillette owns all the rights, title and interests in the Brouillette Shares as outlined in the Recitals hereto.

c)	No liens. There are no liens, pledges or encumbrances affecting any of the right, title or interest in Brouillette Shares.

d)
Authority. Brouillette has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken by Brouillette in connection with this Agreement and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken.

e)	Binding agreement. This Agreement hasi been duly and validly executed and delivered by and constitutes a valid and binding obligation of Brouillette and is enforceable in accordance with its terms.

6)
Representations and Warranties of KRMC. KRMC represents and warrants to Brouillette that the following statements are true and correct as of the date of the Effective date and as of the date of Closing:

a)	Organization and Standing. KRMC is fa company duly organized, existing and in good standing under the laws of the Colorado.

b)
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will nbt conflict with or result in the breach of any laws or the terms, conditions or provisions of any other agreements to which KRMC is a party.

c)
Restricted shares. The shares of Common Stock of KRMC issued to Brouillette pursuant to this Agreement are "restricted securities" as defined in Rule 144 and will be issued to Brouillette with the appropriate legend.

d)
Authority. KRMC has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken by KRMC in connection with this Agreement and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken.

e)	Binding agreement. This Agreement has been duly and validly executed and delivered by and constitutes a valid and binding obligation of KRMC and is enforceable in accordance with its terms.

7)
Disclosure. No representation or warranty by any party contained in this Agreement and no statement contained in any exhibit or other instrument specified in this Agreement contains or was prepared in reliance or based upon any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading.

8)
Survival of Representations and Warrartties and Indemnification for their Breach. All representations, warranties and covenants of the parties or some of the parties hereto as set forth in this Agreement shall be true as of the time of and, together with the agreements set forth herein, shall survive the Closing date hereunder. The parties agree that any party who has breached or breaches any representation warranty or covenant, shall protect, indemnify and save harmless any other non-breaching party from and against any and all claims, demands, liabilities, demands, damages, or causes of action of every kind and character resulting from any breach thereof by the breaching party.

9)
Any notice, demand, requests, instructions, approvals and consent or other communication to be given in connection with this Agreement (collectively and individually the "Notice") shall be in writing and addressed to its addressee at the address stated above or such addresses as a. party may specify from time to time by Notice. Notices may be delivered by hand, overnight courier service (e.g., FEDEX, DHL) registered or certified mail, email or fax and shall be deemed to have been received as follows:

a)	If delivered by hand; at the time of delivery to a person who appears reasonably to be in charge.

b)
If sent by email or fax : at the time of confirmed transmission provided a confirmation copy is sent by airmail or registered or certified mail within twenty-four (24) hours after the transmission. For the purposes hereof, the relevant emails and fax numbers are the following:

Brouillette: 1.514.395.8554,
KRMC: 1.866.258.7772.

c)	If sent by registered or certified mail or by overnight courier service: at the time of delivery or of attempted delivery in the case delivery cannot be completed due to no fault of the sender.

10)	Preamble. The preamble to this Agreement forms an integral part hereof

11)
Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the parties with respect to the subject matter of this Agreement and merges, supersedes and cancels all prior discussions, representations, inducements, promises, undertakings, understandings, agreements or otherwise, whether oral, in writing or otherwise, between the parties with respect to such subject matter. Without limiting the generality of the foregoing, no oral explanation or oral information provided by the parties hereto, or any of them, shall alter the meaning or interpretation of this Agreement. There are no statements, terms, conditions, undertakings, representations, warranties or collateral agreements still in force or effect which have not been embodied in this Agreement. Any inconsistency which may exist between any terms and conditions of this document and that of any related agreement shall be resolved in favour of the terms and conditions of this document, unless such related agreement contains a specific mention that such terms and conditions are not applicable. The parties may amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement.

12)
Further Agreements and Actions. The parties agree to cooperate with each other and execute and deliver such further or other documents and assurances and do such other acts as may, from time to time, reasonably be required or deemed useful by the other party to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or to otherwise give effect to the provisions of this Agreement. The party requesting any such act shall reimburse the other party complying with such request for the full direct costs associated with the performance of such act.

13)
Severability. Each of the parties agrees that notwithstanding anything otherwise contained in this Agreement, in the event that any clause, term or provision of this Agreement or any portion hereof is determined by any Court, arbitrator or other tribunal of competent jurisdiction to be invalid, unenforceable, in conflict with any applicable law or regulations or otherwise illegal, this Agreement shall continue in full force and effect as if the offending clause, terms and provisions hereof or portion thereof are no longer incorporated herein.

14)	Language. This Agreement has been drafted in the English language at the request of the parties. A la demande des parties, cette convention a redigee en langue anglaise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.